                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): April 19, 1999

                        LEAP WIRELESS INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                   0-29752                                 33-0811062
           (Commission file number)                     (I.R.S. Employer
                                                      Identification No.)

  10307 PACIFIC CENTER COURT, SAN DIEGO, CA                  92121
   (Address of Principal Executive Offices)                (Zip Code)

                                 (619) 882-6000
              (Registrant's Telephone Number, Including Area Code)

This amended report is being filed to add pro forma financial statements to registrant's Current Report on Form 8-K, dated May 4, 1999. The pro forma financial statements reflect registrant's April 19, 1999 acquisition of the shares of Chilesat Telefonia Personal S.A. ("Chilesat PCS") that it did not already own. In addition, the Chilesat PCS financial statements contained in this amended report have been updated to include unaudited financial information with respect to the three month period ended March 31, 1999.

ITEM 2. ACQUISITION OF ASSETS

On April 19, 1999, a wholly-owned subsidiary of Leap Wireless International, Inc. (the "Company") acquired all of the shares of Chilesat PCS that it did not already own from Telex-Chile S.A. and its operating affiliate, Chilesat S.A. (collectively "Telex-Chile"). Chilesat PCS, a Chilean corporation that holds a license to offer wireless telephone services, has deployed and is operating a nationwide wireless telephone system in Chile. Prior to the acquisition, the Company's wholly-owned subsidiary, Inversiones Leap Wireless Chile S.A. ("Inversiones") owned 50% of the shares of Chilesat PCS. The remaining 50% of the shares of Chilesat PCS were owned by Telex-Chile.

Inversiones acquired the shares from Telex-Chile for (1) a cash payment of $28 million, and (2) a $22 million interest free note payable in April 2002.

The terms of the purchase, including the purchase price, were established through arms-length negotiations between the Company, Telex-Chile S.A. and Chilesat S.A. The Company obtained $28 million for the cash payment to Telex-Chile through a loan under the Company's $265 million revolving credit agreement with QUALCOMM Incorporated.

The Company intends that Chilesat PCS continue to operate its wireless telephone system in Chile and work to expand its network capacity and increase its business.

ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

(a) Financial Statements of Business Acquired:

CHILESAT TELEFONIA PERSONAL S.A. (COMPANY IN THE DEVELOPMENT STAGE)

Financial Statements:

  Report of Independent Accountants

  Balance Sheet at March 31, 1999 (unaudited) and December 31, 1998 and 1997

  Statement of Income and Comprehensive Income for the three month period ended
     March 31, 1999 and 1998 (unaudited), for the year ended December 31, 1998, and for the periods from inception (March 3, 1997) to December 31, 1997, March 31, 1999 (unaudited), and December 31, 1998

  Statement of Cash Flows for the three month period ended March 31, 1999 and 1998 (unaudited), for the year ended December 31, 1998 and for the periods from inception (March 3, 1997) to December 31, 1997, March 31, 1999 (unaudited), and December 31, 1998

  Statement of Shareholders' Equity for the period from inception (March 3, 1997) to December 31, 1998, and for the period January 1, 1999 to March 31, 1999 (unaudited)

  Notes to the Financial Statements

(b) Pro Forma Financial Information:

   LEAP WIRELESS INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)

   Pro Forma Financial Statements

     Unaudited Pro Forma Statement of Operations for the six months ended February 28, 1999

     Unaudited Pro Forma Statement of Operations for year ended August 31, 1998

     Unaudited Pro Forma Balance Sheet as of February 28, 1999

     Notes to the Pro Forma Financial Statements

(c) Exhibits:

     EXHIBIT
        NO.                            DESCRIPTION
     ----------                       -----------
     10.21.1(1)      Stock Purchase Agreement, dated April 12, 1999, by
                     and among Inversiones Leap Wireless Chile S.A.,
                     Telex-Chile S.A., and Chilesat S.A.

     10.21.2         Novation and Assumption of Payment Obligation
                     Agreement, dated May 11, 1999, executed by Chilesat
                     Telefonia Personal S.A., Chilesat S.A. and
                     Inversiones Leap Wireless Chile S.A.

     23.1            Consent of Independent Accountants

----------

(1) Filed as an Exhibit to the Company's Current Report on Form 8-K dated May 4, 1999.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of July, 1999.

                                   Leap Wireless International, Inc.

                                   By: /S/ JAMES E. HOFFMANN
                                       -----------------------------------------
                                       James E. Hoffmann
                                       Senior Vice President and General Counsel

                        LEAP WIRELESS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                           ----
CHILESAT TELEFONIA PERSONAL S.A. (COMPANY IN THE DEVELOPMENT STAGE)

Financial Statements:

  Report of Independent Accountants.......................................................................  F-2

  Balance Sheet at March 31, 1999 (unaudited) and December 31, 1998 and 1997..............................  F-3

  Statement of Income and Comprehensive Income for the three month period ended
     March 31, 1999 and 1998 (unaudited), for the year ended December 31, 1998, and for the periods from inception (March 3, 1997) to December 31, 1997,
     March 31, 1999 (unaudited), and December 31, 1998....................................................  F-4

  Statement of Cash Flows for the three month period ended March 31, 1999 and
     1998 (unaudited), for the year ended December 31, 1998 and for the periods from inception (March 3, 1997) to December 31, 1997, March 31, 1999 (unaudited), and December 31, 1998................................................................................  F-5

  Statement of Shareholders' Equity for the period from inception (March 3, 1997) to
     December 31, 1998, and for the period January 1, 1999 to March 31, 1999 (unaudited)..................  F-7

  Notes to the Financial Statements.......................................................................  F-8

LEAP WIRELESS INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)

Pro Forma Financial Statements............................................................................  F-23

  Unaudited Pro Forma Statement of Operations for the six months ended February 28, 1999..................  F-24

  Unaudited Pro Forma Statement of Operations for year ended August 31, 1998..............................  F-25

  Unaudited Pro Forma Balance Sheet as of February 28, 1999...............................................  F-26

  Notes to the Pro Forma Financial Statements.............................................................  F-27

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Chilesat Telefonia Personal S.A.
(Company in the development stage)


In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Chilesat Telefonia Personal S.A. (Company in the development stage) at December 31, 1998 and 1997, and the results of its operations and cash flows for year ended December 31, 1998, for the period from inception (March 3, 1997) to December 31, 1997, and for the period from inception (March 3, 1997) to December 31, 1998, in conformity with generally accepted accounting principles of the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards of the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

At December 31, 1998, the Company had negative working capital of US$ 49.7 million. At that date, US$ 36.6 million of the current liabilities relate to debt payable to related parties who have the option to convert such debt into shares should Chilesat Telefonia Personal S.A. be unable to meet its obligations. As a result of its negative working capital, the Company has not complied with certain financial conditions of the credit agreement described in
Note 8.


PRICE WATERHOUSE
Santiago, Chile,
February 25, 1999 except as to Note 14 b) which is as of March 16, 1999

                        CHILESAT TELEFONIA PERSONAL S.A.
                       (Company in the development stage)

                                  BALANCE SHEET

                      Expressed in thousands of US Dollars

                                                                      As of              As of December 31,
                                                                     March 31,       -------------------------
                                                                       1999             1998           1997
                                                                    ----------       ----------       --------
                                                                    (Unaudited)
ASSETS

CURRENT ASSETS
    Cash and cash equivalents                                       $    1,058       $      942       $ 24,875
    Accounts receivable - trade                                          1,404            1,017             --
    Accounts receivable from related company                                --               --             10
    Other accounts receivable                                              119              134            133
    Recoverable taxes                                                    3,308            6,480          6,228
    Inventories                                                          1,421            4,419             --
    Other current assets                                                 1,348              779            695
                                                                    ----------       ----------       --------
           Total current assets                                          8,658           13,771         31,941

PROPERTY, PLANT AND EQUIPMENT, NET                                     123,061          124,800         40,093
OTHER ASSETS                                                               641              712              4
                                                                    ----------       ----------       --------
           Total assets                                             $  132,360       $  139,283       $ 72,038
                                                                    ==========       ==========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Interest payable                                                $    6,962       $       --       $     --
    Interest payable to related companies                                2,603            6,957            543
    Accounts and note payable                                           27,033            1,804            380
    Accounts and notes payable to related companies                     37,167           52,572            247
    Accrued liabilities and withholdings                                   911            2,160            960
                                                                    ----------       ----------       --------
           Total current liabilities                                    74,676           63,493          2,130
                                                                    ----------       ----------       --------
LONG - TERM LIABILITIES
    Note payable                                                        43,326               --             --
    Note payable to related company                                         --           49,807         23,655
    Other long-term liabilities                                          8,491            8,496          4,579
                                                                    ----------       ----------       --------
           Total long-term liabilities                                  51,817           58,303         28,234
                                                                    ----------       ----------       --------
COMMITMENTS AND CONTINGENCIES                                               --               --             --

SHAREHOLDERS' EQUITY
    Preferred stock (8,400,000 shares authorized,
      issued and outstanding, with no par value; liquidation
      preference up to stated value)                                    42,000           42,000         42,000
    Common stock  (8,400,000 shares authorized,
      issued and outstanding, with no par value)                         1,964            1,964          1,964
    Other capital contributions                                            940              493             --
    (Deficit) surplus accumulated during the development stage         (33,601)         (21,943)            55
    Accumulated other comprehensive losses                              (5,436)          (5,027)        (2,345)
                                                                    ----------       ----------       --------
           Total shareholders' equity                                    5,867           17,487         41,674
                                                                    ----------       ----------       --------
           Total liabilities and shareholders' equity               $  132,360       $  139,283       $ 72,038
                                                                    ==========       ==========       ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                       (Company in the development stage)

                  STATEMENT OF INCOME AND COMPREHENSIVE INCOME

                      Expressed in thousands of US Dollars

                                                                                          For the           From the period
                                              For the three month                          period           from inception
                                                  period ended             For the     from inception      (March 3, 1997) to
                                             ------------------------     year ended   (March 3, 1997) --------------------------
                                             March 31,      March 31,    December 31,  to December 31,  March 31,    December 31,
                                               1999           1998           1998           1997           1999           1998
                                             ---------      ---------    ------------  ---------------  ---------    ------------
                                                   (Unaudited)                                         (Unaudited)
OPERATING RESULTS
    Sales                                    $  2,386       $     --       $  1,284       $     --       $  3,670       $  1,284
    Cost of sales                              (1,273)            --         (1,570)            --         (2,843)        (1,570)
                                             --------       --------       --------       --------       --------       --------
           Gross margin                         1,113             --           (286)            --            827           (286)

    Remunerations and other staff costs        (1,408)          (735)        (3,916)            --         (5,324)        (3,916)
    Sales commissions                            (600)            --           (882)            --         (1,482)          (882)
    Marketing expenses                           (196)          (352)        (3,619)            --         (3,815)        (3,619)
    General and administrative expenses        (1,204)           (81)        (2,736)          (659)        (4,599)        (3,395)
    Depreciation and amortization              (4,148)           (14)        (3,743)            (4)        (7,895)        (3,747)
                                             --------       --------       --------       --------       --------       --------
           Net operating loss                  (6,443)        (1,182)       (15,182)          (663)       (22,288)       (15,845)
                                             --------       --------       --------       --------       --------       --------
NON-OPERATING RESULTS
    Interest income                                46            623          1,058          2,022          3,126          3,080
    Interest expense                           (2,702)            (7)        (3,295)            --         (5,997)        (3,295)
    Currency exchange losses                   (2,649)        (1,242)        (4,186)        (1,280)        (8,115)        (5,466)
    Other income (expenses)                        90             (4)          (393)           (24)          (327)          (417)
                                             --------       --------       --------       --------       --------       --------
           Non-operating (loss) income         (5,215)          (630)        (6,816)           718        (11,313)        (6,098)
                                             --------       --------       --------       --------       --------       --------
           Net (loss) income                  (11,658)        (1,812)       (21,998)            55        (33,601)       (21,943)

OTHER COMPREHENSIVE INCOME
    Currency translation adjustment              (409)        (1,390)        (2,682)        (2,345)        (5,436)        (5,027)
                                             --------       --------       --------       --------       --------       --------
    Comprehensive loss                       $(12,067)      $ (3,202)      $(24,680)      $ (2,290)      $(39,037)      $(26,970)
                                             ========       ========       ========       ========       ========       ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                       (Company in the development stage)

                             STATEMENT OF CASH FLOWS

                      Expressed in thousands of US Dollars

                                                                                           For the            From the period
                                               For the three month                         period             from inception
                                                   period ended             For the     from inception      (March 3, 1997) to
                                              ------------------------     year ended   (March 3, 1997)   -------------------------
                                              March 31,      March 31,    December 31,  to December 31,   March 31,    December 31,
                                                1999           1998           1998           1997           1999           1998
                                              ---------      ---------    ------------  ---------------   ---------    ------------
                                                    (Unaudited)                                         (Unaudited)
CASH FLOW FROM OPERATING
  ACTIVITIES
    Net (loss) income                         $(11,658)      $ (1,812)      $(21,998)      $     55       $(33,601)      $(21,943)
    Adjustments to reconcile to net
      cash used in operating activities:
       Depreciation and amortization             4,148             14          3,743              4          7,895          3,747
       Use of the network and signal
         distribution services                     447             --            493             --            940            493

    Changes in working capital:
       Accounts receivable - trade                (387)          (880)        (1,017)            --         (1,404)        (1,017)
       Accounts receivable from
         related companies                          --             --             10            (10)            --             --
       Other accounts receivable                    15             --             (1)          (133)          (119)          (134)
       Recoverable taxes                         3,172          1,520           (252)        (6,171)        (3,251)        (6,423)
       Inventories                               3,161             --             --             --          3,161             --
       Other current assets                       (569)        (5,269)          (118)          (695)        (1,382)          (813)
       Accounts and note payable                 3,403            494          1,424            380          5,207          1,804
       Accrued interest and accounts
         payable to related companies              972             --          7,168            511          8,651          7,679
       Accrued liabilities and
         withholdings                           (1,249)          (890)         1,200            957            908          2,157
                                              --------       --------       --------       --------       --------       --------
           Cash flow used in operating
             activities                          1,455         (6,823)        (9,348)        (5,102)       (12,995)       (14,450)
                                              --------       --------       --------       --------       --------       --------
CASH FLOW FROM INVESTING
  ACTIVITIES
    Acquisitions of property, plant
      and equipment                             (4,033)       (22,349)       (37,766)       (14,383)       (56,182)       (52,149)
    Other                                           71              4           (708)            (4)          (641)          (712)
                                              --------       --------       --------       --------       --------       --------
           Cash flow used in investing
             activities                         (3,962)       (22,345)       (38,474)       (14,387)       (56,823)       (52,861)
                                              --------       --------       --------       --------       --------       --------
CASH FLOW FROM FINANCING
  ACTIVITIES
    Notes payable to related companies              --         13,207         20,271             --         20,271         20,271
    Capital increase                                --             --             --         42,000         42,000         42,000
    Other long-term liabilities                     --          1,377          3,917          4,579          8,496          8,496
                                              --------       --------       --------       --------       --------       --------
           Cash flow provided by
             financing activities                   --         14,584         24,188         46,579         70,767         70,767
                                              --------       --------       --------       --------       --------       --------
Net (decrease) increase in cash                 (2,507)       (14,584)       (23,634)        27,090            949          3,456

Effect of exchange rate changes on cash          2,623            (52)          (299)        (2,215)           109         (2,514)
                                              --------       --------       --------       --------       --------       --------
(Decrease) increase in cash and
   cash equivalents                                116        (14,636)       (23,933)        24,875          1,058            942

Cash and cash equivalents at the
  beginning of the period                          942         24,875         24,875             --             --             --
                                              --------       --------       --------       --------       --------       --------
CASH AND CASH EQUIVALENTS AT
  THE END OF THE PERIOD                       $  1,058       $ 10,239       $    942       $ 24,875       $  1,058       $    942
                                              ========       ========       ========       ========       ========       ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                       (Company in the development stage)

                             STATEMENT OF CASH FLOWS

                      Expressed in thousands of US dollars

SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                           For the            From the period
                                               For the three month                         period             from inception
                                                   period ended             For the     from inception      (March 3, 1997) to
                                              ------------------------     year ended   (March 3, 1997)   -------------------------
                                              March 31,      March 31,    December 31,  to December 31,   March 31,    December 31,
                                                1999           1998           1998           1997           1999           1998
                                              ---------      ---------    ------------  ---------------   ---------    ------------
                                                    (Unaudited)                                         (Unaudited)
Interest paid                                   $ 4            $ --           $695            $923         $1,622          $1,618

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

The following non-cash transactions occurred during the periods presented:

                                                                                                             From the period
                                                    For the                        For the period            from inception
                                                  three month        For the       from inception          (March 3, 1997) to
                                                  period ended      year ended     (March 3, 1997)     ---------------------------
                                                    March 31,       December 31,   to December 31,     March 31,      December 31,
                                                      1999             1998             1997             1999             1998
                                                  ------------      ------------   ---------------     ---------      ------------
                                                   (Unaudited)                                       (Unaudited)
Long-term financing received from related
  company to purchase fixed assets
  and inventories                                   $     --         $ 14,745         $ 23,655         $ 38,400         $ 38,400
Short-term financing received from related
  company to purchase fixed assets
  and inventories                                         --           42,707               --           42,707           42,707
Long-term financing to purchase fixed assets
   and inventories                                     1,578               --               --            1,578               --
Purchase of fixed assets from party
  providing financing                                 (1,415)         (53,067)         (23,655)         (78,137)         (76,722)
Purchase of inventories from party
  providing financing                                   (163)          (4,385)              --           (4,548)          (4,385)
                                                    --------         --------         --------         --------         --------
                                                    $     --         $     --         $     --         $     --         $     --
                                                    ========         ========         ========         ========         ========

As indicated in Note 1, Chilesat S.A. contributed non-cash assets and liabilities to the joint venture on March 3, 1997. The net assets contributed at that date are summarized as follows:

Current assets                                                          $    57
Property, plant and equipment                                             2,189
Current liabilities                                                        (282)
                                                                        -------
           Net assets contributed                                       $ 1,964
                                                                        =======

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                       (Company in the development stage)

                        STATEMENT OF SHAREHOLDERS' EQUITY

                      Expressed in thousands of US Dollars

                                         Number of          Number of                                            Other
                                         preferred           common            Preferred          Common        capital
                                           shares            shares              stock            stock      contributions
                                         ---------          ---------          --------           ------     -------------
Capital increase at inception
  on March 3, 1997                       8,400,000          8,400,000          $ 42,000           $1,964            --
Share subscriptions receivable                  --                 --           (42,000)              --            --
Payment of share subscriptions
  receivable                                    --                 --            42,000               --            --
Net income for the period                       --                 --                --               --            --
Currency translation adjustment                 --                 --                --               --            --
                                         ---------          ---------          --------           ------          ----
Balance at December 31, 1997             8,400,000          8,400,000          $ 42,000           $1,964            --
                                         =========          =========          ========           ======          ====

Balance at January 1, 1998               8,400,000          8,400,000          $ 42,000           $1,964            --
Other contributed capital                       --                 --                --               --          $493
Net loss for the period                         --                 --                --               --            --
Currency translation
  adjustment                                    --                 --                --               --            --
                                         ---------          ---------          --------           ------          ----
Balance at December 31,
  1998                                   8,400,000          8,400,000          $ 42,000           $1,964          $493
                                         =========          =========          ========           ======          ====
Balance at January 1,
  1999                                   8,400,000          8,400,000          $ 42,000           $1,964          $493
Other contributed capital
  (unaudited)                                   --                 --                --               --           447
Net loss for the period
  (unaudited)                                   --                 --                --               --            --
Currency translation
  adjustment (unaudited)                        --                 --                --               --            --
                                         ---------          ---------          --------           ------          ----
Balance at March 31, 1999
  (unaudited)                            8,400,000          8,400,000          $ 42,000           $1,964          $940
                                         =========          =========          ========           ======          ====

                                         (Deficit)
                                          surplus
                                        accumulated       Accumulated
                                        during the           other
                                        development      comprehensive
                                           stage             losses              Total
                                        -----------      -------------         --------
Capital increase at inception
  on March 3, 1997                             --                 --           $ 43,964
Share subscriptions receivable                 --                 --            (42,000)
Payment of share subscriptions
  receivable                                   --                 --             42,000
Net income for the period                $     55                 --                 55
Currency translation adjustment                --           $ (2,345)            (2,345)
                                         --------           --------           --------
Balance at December 31, 1997             $     55           $ (2,345)          $ 41,674
                                         ========           ========           ========

Balance at January 1, 1998               $     55           $ (2,345)          $ 41,674
Other contributed capital                      --                 --                493
Net loss for the period                   (21,998)                --            (21,998)
Currency translation
  adjustment                                   --             (2,682)            (2,682)
                                         --------           --------           --------
Balance at December 31,
  1998                                   $(21,943)          $ (5,027)          $ 17,487
                                         ========           ========           ========
Balance at January 1,
  1999                                   $(21,943)          $ (5,027)          $ 17,487
Other contributed capital
  (unaudited)                                  --                 --                447
Net loss for the period
  (unaudited)                             (11,658)                --            (11,658)
Currency translation
  adjustment (unaudited)                       --               (409)              (409)
                                         --------           --------           --------
Balance at March 31, 1999
  (unaudited)                            $(33,601)          $ (5,436)          $  5,867
                                         ========           ========           ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                       (Company in the development stage)

                        NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

NOTE 1 - THE COMPANY

Chilesat Telefonia Personal S.A. (the "Company") is a joint venture created on March 3, 1997 by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Chilesat") and Inversiones Leap Wireless Chile S.A. ("Inversiones", formerly Inversiones Qualcomm S.A.) for the purpose of building and operating a mobile PCS telephone system (personal communication system) in Chile. Inversiones is a wholly-owned subsidiary of Leap Wireless International, Inc.

Pursuant to the terms of the Subscription and Shareholders' Agreement ("Shareholders' Agreement"), Chilesat and Inversiones hold all of the outstanding common and preferred shares of the Company, respectively. Each partner has a 50% ownership in the joint venture. Each partner has the right to elect two representatives to the Board of Directors and a fifth independent director is elected by a vote of at least 75% of the shareholders. Approval of 4/5 of the directors is required for a number of significant operating and management decisions. The common directors are entitled to nominate the general manager, and the preferred directors are entitled to nominate the CFO. However, approval of the nominations requires approval by 4/5 of the directors.

During 1998, an amendment was made to the Shareholders' Agreement and Qualcomm Incorporated transferred and assigned its interest in Inversiones to Leap Wireless International, Inc. All terms and conditions of the shareholders agreement are now binding on Leap Wireless International Inc.

Because Chilesat's contributions to the joint venture were non-cash assets and liabilities whose fair values were not readily determinable, the non-cash assets and liabilities contributed were recorded at their predecessor basis.

As one of the non-cash assets contributed, Chilesat provided a contract entitling the Company to the right to use a part of Chilesat's network for a period of 11.5 years and the right to receive signal distribution services for the same period. The contract is for the Company's sole and exclusive use of signal transmissions. Chilesat is responsible for meeting the Company's transmission requirements as well as the supervision, control, maintenance and repair of the network. Chilesat also contributed the already existing entity Chilesat Telefonia Personal S.A., among whose assets was the PCS license to operate in Chile.

The Company is the holder of one of three national licenses to provide PCS services in Chile. These services were required to be ready for operations under the conditions of the license by June 23, 1998 in the case of the geographical area covered by Chile's Fourth to Tenth regions and by December 23, 1998 for the remainder of the country. The Company completed construction of its mobile PCS telephone system infrastructure by the required dates. The Company entered into a System Equipment Purchase Agreement with Qualcomm Incorporated whereby Qualcomm Incorporated will provide manufacturing, engineering, equipping, integrating, installing, testing and technical assistance for the mobile PCS telephone system.

Under the terms of the Shareholders' Agreement, the Company will purchase from Qualcomm Incorporated all network hardware and software marketed by Qualcomm Incorporated and at least 50% of all mobile and fixed handsets purchased by the Company for a period expiring in September 2000. Similarly, until the later of five years following the formation of the joint venture or the date on which Inversiones ceases to hold preferred shares representing more than 24% of the capital stock of the Company, the Shareholders agree to cause the Company to use only IS95 CDMA technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) General

Chilesat Telefonia Personal S.A. is a development stage company as defined in accordance with Statement of Financial Accounting Standards No. 7 due to the fact that the Company has not yet generated significant revenues from commercial operations. As indicated in Note 1, the Company has completed the construction of its mobile PCS telephone system infrastructure and testing of the installations between Chile's Fourth and Tenth regions with friendly users commenced in July, 1998. The mobile PCS telephone system began operations in September, 1998. The infrastructure necessary to cover the remainder of Chile was operational in December 1998.

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

b) Period of financial statements

The financial statements for the Company are presented for the year ended December 31, 1998 with comparative amounts for the period from the date of formation of the joint venture on March 3, 1997 through December 31, 1997. The unaudited financial statements for three months ended March 31, 1999 are presented.

c) Translation of the Chilean peso financial statements

The financial statements give effect to the translation of the Chilean peso financial statements of the Company (not submitted herewith) to United States dollars. All asset and liability accounts have been translated (after eliminating the effects of accounting for inflation in Chile) at the Observed Exchange Rates determined by the Central Bank of Chile at March 31, 1999, December 31, 1998 and 1997 of Ch$ 484.08, Ch$ 472.41 and Ch$ 439.18 per US$ 1,
respectively. Capital stock has been translated at historic Observed Exchange Rates. Income and expense accounts have been translated at average monthly Observed Exchange Rates. The net effects of translation are recorded in the cumulative translation adjustment account as a component of Accumulated other comprehensive losses in the Company's equity.

d) Monetary assets and liabilities in other currencies

Monetary assets and liabilities denominated in foreign currency have been translated at year-end exchange rates. The effects of such translation have been recorded as exchange gains or losses in the statement of income. Certain assets and liabilities are denominated in UFs (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustment to the closing value of UF-denominated assets and liabilities have also been recorded as part of Currency exchange losses in the statement of income.

e) Revenue recognition

Revenue has been accrued at year end for the portion of fixed charge services earned to date. The Company also recognizes revenues for traffic in excess of the amounts attributable to the fixed charge contracts in the month such revenues are billed. The effects of the unbilled revenues at period end not recognized are not significant.

f) Uncollectable accounts

The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

g) Inventory

Inventory is comprised of handsets and accessories not yet placed into service which are stated at the lower of historical cost, determined under a first-in, first-out unit flow assumption, or market.

h) Property, plant and equipment

Property, plant and equipment are recorded at acquisition cost plus capitalized interest and direct costs incurred during the construction phase of the mobile PCS telephone system. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Depreciation with respect to the infrastructure of the mobile PCS telephone system was applied beginning in September 1998.

i) Advertising

It is the Company's policy to record the cost of advertising as it is incurred. For the year ended December 31, 1998, the Company recorded US$ 3,619,000 (US$ 338,000 in 1997) as advertising expense. For the three months ended March 31, 1999 (unaudited), the Company recorded US $197,000 as advertising expense.

j) Income taxes

Income taxes have been recorded in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). Income taxes payable for the current year are recorded in current liabilities, if applicable. Future taxes arising from differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities at the balance sheet date have been recorded as deferred income taxes. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

k) Long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

l) Network use and signal distribution services

It is the Company's policy to systematically recognize expense for the use of the network and signal distribution services provided by a related party as per an independent valuation on a straight-line basis over the remaining life of the contract as other capital contributions (Note 11 c).

m) Cash equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including securities purchased under resale agreements. Securities purchased under agreements to resell include investments in instruments issued by the Central Bank of Chile acquired under resale agreements, and are stated at cost plus accrued interest.

Cash and cash equivalents are summarized as follows:

                                                                                As of December 31,
                                                      As of March 31,      --------------------------
                                                           1999              1998              1997
                                                      --------------       --------          --------
                                                       (Unaudited)
Cash and bank deposits                                   $    586          $    452          $    899
Time deposits                                                  --               490            10,195
Securities purchased under agreements to resell                --                --            13,736
Other                                                         472                --                45
                                                         --------          --------          --------
                                                         $  1,058          $    942          $ 24,875
                                                         ========          ========          ========

n) Recent accounting pronouncements

Statement of Financial Accounting Standards No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivatives instruments, and for hedging activities. It requires that an entity recognize all derivatives on the balance sheet at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, the only exception being derivatives that qualify as hedges in accordance with the Standards. If a derivative qualifies as a hedge, a company can elect to use "hedge accounting" to eliminate or reduce the income-statement volatility that would arise from reporting changes in a derivative's fair value in income. The type of accounting to be applied varies depending on the nature of the exposure that is being hedged. In some cases, income-statement volatility is avoided by an entity's recording changes in the fair value of the derivative directly in shareholders' equity. In other cases, changes in the fair value of the derivative continue to be reported in earnings as they occur, but the impact is counterbalanced by the entity adjusting the carrying value of the asset or liability that is being hedged. This standard is not expected to have an effect on the reporting of the Company for the three months ended March 31, 1999 (unaudited), the year ended December 31, 1998 and period ended December 31, 1997 as it did not hold derivative instruments during such periods. The effects of FAS 133 in future periods will depend upon whether the Company enters into transactions in such periods involving derivative instruments.

NOTE 3 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

At December 31, 1998 and March 31, 1999 (unaudited), the Company held no securities purchased under agreements to resell. Securities purchased under agreements to resell at December 31, 1997 are summarized as follows:

                                     Underlying
Financial institution            financial instrument            Amount       Maturity date
---------------------            --------------------           -------       -------------
Banco de A. Edwards       Central Bank of Chile Debentures      $ 6,417     February 10, 1998
Banco de A. Edwards       Central Bank of Chile Debentures        6,491     February 12, 1998
Banco de A. Edwards       Central Bank of Chile Debentures          828     February 19, 1998
                                                                -------
           Total                                                $13,736
                                                                =======

At December 31, 1997, the underlying financial instruments were in the custody of the counter party to the agreements. Central Bank of Chile Debentures are generally considered to be low-risk securities and are generally not subject to significant market volatility.

NOTE 4 - RECOVERABLE TAXES

Recoverable taxes at December 31, 1998 relate to value added taxes (VAT) of US$ 6,480,000 (US$ 6,228,000 in 1997), incurred on the purchases of property, plant and equipment required for the Company's mobile PCS telephone system and goods and services. Recoverable taxes at March 31, 1999 (unaudited) were US$ 3,308,000. VAT relating to the purchases of capital goods may be recovered in cash by the Company in accordance with Chilean law. Other VAT is recovered by offset against VAT raised on services rendered.

NOTE 5 - INVENTORY

Inventory is summarized as follows:

                                              As of March 31,       As of December 31,
                                                   1999                    1998
                                              ---------------       ------------------
                                                (Unaudited)

Handsets                                          $  749                  $3,137
Accessories                                          672                   1,282
                                                  ------                  ------
                                                  $1,421                  $4,419
                                                  ======                  ======

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are summarized as follows:

                                                                  As of December 31,
                                      As of March 31,        ----------------------------
                                           1999                1998               1997
                                      ---------------        ---------           --------
                                        (Unaudited)
Land                                     $     332           $     340           $    140
Buildings and infrastructure               113,849             114,926             39,771
Machinery and equipment                      1,522               1,555                 88
Handsets                                    11,511               8,583                 --
Other                                        3,637               3,100                 98
Less:  Accumulated depreciation             (7,790)             (3,704)                (4)
                                         ---------           ---------           --------
        Total net                        $ 123,061           $ 124,800           $ 40,093
                                         =========           =========           ========

Estimated useful lives of assets are:

                                                                           Years
                                                                           -----
Machinery and equipment                                                       10
Handsets                                                                       2
Other                                                                       5-10

For the year ended December 31, 1998, the Company capitalized US$ 4,830,000 (US$ 1,508,000 in 1997) of interest as part of the cost of construction of the mobile PCS Telephone System. The was no interest capitalized for the three month period ended March 31, 1999.

NOTE 7 - ACCRUED LIABILITIES AND WITHHOLDINGS

Accrued liabilities and withholdings are summarized as follows:

                                             As of            As of December 31,
                                            March 31,      -------------------------
                                              1999           1998           1997
                                           -----------     --------     ------------
                                           (Unaudited)
Construction in progress                      $ --          $1,365          $597
Advertising and marketing expenses             167             321           278
Employee vacations                             152             203            33
Other                                          592             271            52
                                              ----          ------          ----
           Total                              $911          $2,160          $960
                                              ====          ======          ====

NOTE 8 - RELATED COMPANY TRANSACTIONS

a)    Balances with related companies and Qualcomm Incorporated

                                                                                           As of December 31,
                                                                   As of March 31,      -----------------------
               Company                          Relationship            1999              1998           1997
               -------                          ------------       ---------------      --------       --------
                                                                    (Unaudited)
Accounts receivable from
  related company:

Chilesat Servicios
  Empresariales S.A.                            Affiliate              $     --         $     --       $     10
                                                                       ========         ========       ========
Interest payable to
  related companies:

Qualcomm Incorporated(1)                        --                     $      -         $ (5,326)      $   (543)
Leap Wireless International, Inc.               Affiliate                (1,042)            (528)            --
Inversiones Leap Wireless Chile S.A.            Shareholder              (1,561)          (1,103)            --
                                                                       --------         --------       --------
                                                                       $ (2,603)        $ (6,957)      $   (543)
                                                                       ========         ========       ========
Accounts and notes payable to
  related companies:

Chilesat Servicios
  Empresariales S.A.                            Affiliate                  (170)         $  (134)      $     --

Chilesat S.A.                                   Shareholder              (1,869)            (733)          (196)

Qualcomm Incorporated(1)                        --                           --          (16,555)            --

Leap Wireless
  International, Inc.                           Affiliate               (14,745)         (14,745)            --

Inversiones Leap
  Wireless Chile S.A.                           Shareholder             (20,271)         (20,271)            --

Telex-Chile S.A.                                Shareholder                 (35)             (29)           (12)

Telsys S.A.                                     Affiliate                   (77)            (105)           (39)
                                                                       --------         --------       --------
                                                                       $(37,167)        $(52,572)      $   (247)
                                                                       ========         ========       ========
Note payable to related
  company - long-term:

Qualcomm Incorporated(1)                        --                     $     --         $(49,807)      $(23,655)
                                                                       ========         ========       ========

--------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

b) Related company transactions

                                                                                   For the
                                                                                 three month            Amount of
                                                                                 period ended          transactions
                                                                                   March 31,      ----------------------
         Company              Relationship              Transaction                  1999           1998          1997
         -------              ------------              -----------              ------------     --------      --------
                                                                                 (Unaudited)
Chilesat Servicios
  Empresariales S.A.           Affiliate           Reimbursement of
                                                     costs incurred on
                                                     their behalf                    $ --         $    --       $    47
                                                   Reimbursement of
                                                     costs incurred in
                                                     connection with
                                                     construction                      42             130            --

Chilesat S.A.                  Shareholder         Reimbursement of
                                                     costs incurred in
                                                     connection with
                                                     construction                     646             586           589
                                                   Rental of office space             533             171            30

Leap Wireless
  International, Inc.          Affiliate           Financing of purchases
                                                    from Qualcomm Inc.                 --          14,745            --
                                                   Accrued interest on
                                                     note payable                     514             528            --

Inversiones Leap
 Wireless Chile S.A.           Shareholder         Financing                           --          20,271            --
                                                   Accrued interest on
                                                     note payable                     458           1,103            --

Telex-Chile S.A.               Shareholder         Reimbursement of costs
                                                     incurred in connection
                                                     with construction                  9              29            49

Telsys S.A.                    Affiliate           Computer services                   15             965            39

c) Transactions with Qualcomm Incorporated

Qualcomm
  Incorporated(1)                                  Purchase of equipment
                                                     and inventory                   $ --         $57,452       $23,655
                                                   Financing of purchases              --          42,707        23,655
                                                   Accrued interest on
                                                     note payable                      --           4,783           543

--------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

d) Notes payable to Qualcomm Incorporated and related companies

As a means of financing the purchase of infrastructure equipment from Qualcomm Incorporated, the Company entered into a Deferred Payment Agreement whereby Qualcomm Incorporated defers collection for the equipment subject to the terms and conditions set forth in the Agreement. The assets of the Company collateralize the obligation. The shares of the Company have also been pledged by Telex-Chile and Chilesat in guaranty of the note payable to Qualcomm Incorporated.

Under the terms of the agreement, Qualcomm Incorporated will make loans for the equipment, software and services it provides to the Company up to a maximum of US$ 59.5 million. The original Deferred Payment Agreement was amended on June 24, 1998 to allow for an additional commitment of US$ 14.7 million of principal as a means of financing of goods and services relating to the PCS system and US$
25.0 million of principal as a means of financing the acquisition of subscriber equipment. The rest of the terms and conditions outlined in the original Deferred Payment Agreement remain unchanged. Loans bear interest based either upon a LIBOR or Base Rate or the Eurodollar. The obligation to repay these loans and interest is evidenced by promissory notes. Interest accrues on the principal but remains unpaid, with accrued interest added monthly to the outstanding principal amount of the applicable loan until the first principal payment, at which time interest is payable on the same dates as the principal payments.

Principal and interest on the US$ 14.7 million is due in full on January 31, 1999. In addition, a conversion right, discussed below, was added to the agreement relating to this amount. This commitment was subsequently transferred by Qualcomm Incorporated, as allowed by the Deferred Payment Agreement, to Leap Wireless International, Inc.

In addition, a Working Capital Loan agreement was entered into on June 24, 1998 with Inversiones for US$ 20.3 million of principal for the purpose of financing the final phase of construction, working capital requirements and operating expenses during the start-up and early operation phase of the PCS system. Principal and accrued interest is due in full on January 31, 1999 (Note 14). Interest rates and other terms and conditions of this agreement match those of the Deferred Payment Agreement, including the conversion right described below.

In the event that the Company fails to pay the outstanding principal balance plus any accrued interest thereon, or Chilesat fails to contribute to the Company an aggregate amount of not less than fifty percent of the aggregate outstanding balance of the additional commitment and the Working Capital Loan on or before January 31, 1999 pursuant to a capital call by the Company, then, at any time after January 31, 1999 and on or before July 31, 1999, at Leap Wireless International, Inc.'s sole option in the case of the additional commitment and Inversiones' sole option in the case of the Working Capital Loan, the outstanding balance shall be convertible into shares of the Company's common stock (Note 14). This option expires in the event that the outstanding balance is paid in full prior to the conversion date.

The notes payable at December 31, 1998 are comprised of LIBOR loans and bear interest at LIBOR + 3%. The scheduled principal repayments are as follows:

                         Deferred                        Working
                          payment       Additional       capital
                         agreement      commitment        loan            1998
                         ---------      ----------       --------       --------
1999                      $16,555         $14,745        $20,271        $ 51,571
2000                       18,361                                         18,361
2001                       16,646              --             --          16,646
2002                       14,199              --             --          14,199
2003                          601              --             --             601
                          -------         -------        -------        --------
           Total          $66,362         $14,745        $20,271        $101,378
                          =======         =======        =======        ========

At March 31, 1999 (unaudited), the scheduled repayments for the deferred payment agreement increased by US$ 1,578,000. There was no change in the additional commitment and working capital loan.

The terms of the financing arrangements with Qualcomm Incorporated, Inversiones and Leap Wireless International, Inc. include certain positive and negative covenants, the most significant of which are as follows:

The Company shall not

i)      Incur any additional encumbrances or liens

ii) Create any indebtedness other than indebtedness incurred for the purposes of partial or full repayment of the notes payable.

iii) Incur operating lease obligations greater than one year and exceeding US$ 1 million for any twelve month period.

iv)     Consolidate or merge with another entity.

v)      Guarantee any indebtedness.

vi)     Acquire stock or the assets of any other person.

vii)    Advance funds.

viii)   Become liable for a capital lease obligation exceeding US$ 1 million.

ix) Enter into transactions with affiliates, except arm's length transactions in the ordinary course of business.

x)      Invest in other than investment grade instruments.

xi) Declare or pay cash dividends or make distributions in excess of 30% of excess cash flows during the third and fourth annual periods of operations of the Company, increasing to 50% after period 4.

xii)    Maintain funded debt to total capitalization greater than 0.65, 0.71 and
        0.75 in annual periods 1, 2 and 3 and thereafter, respectively.

xiii) Permit Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to be less than US$ 1.

xiv) Permit funded debt to EBITDA to exceed 23.91, 4.74, 3.32 and 2.4 in annual periods 2, 3, 4 and 5, respectively.

xv)     Permit EBITDA to interest expense to be less than 0.47, 2.38, 3.00 and
        3.00 in annual periods 2, 3, 4 and 5, respectively.

xvi) Incur capital expenditures greater than US$ 116 million until the Company has more than 50,000 subscribers, at which time the threshold increases.

        The Company is not in compliance with some of these covenants (Note 14).

NOTE 9 - OTHER LONG-TERM LIABILITIES

This balance is mainly comprised of deferred customs duties of US$ 8.4 million at December 31, 1998 (US$ 4.6 million at December 31, 1997).

Under Chilean law, the payment of customs duties levied on machinery and equipment can be deferred over a period of up to seven years. The balance at December 31, 1998 represents amounts owing at maturity including accrued interest. The scheduled repayments are as follows:

    2000                                                               $1,337
    2001                                                                1,081
    2002                                                                1,555
    2003                                                                1,266
    2004 and thereafter                                                 3,206
                                                                        -----
     Total                                                              8,445

    Other                                                                  51
                                                                       ------
     Total other long-term liabilities                                 $8,496
                                                                       ======

At March 31, 1999 (unaudited), the deferred customs duties and other long-term liabilities were US$ 8,454,000 and US$ 37,000, respectively.

NOTE 10 - INCOME TAXES

The Company has not made a provision for current income taxes payable as it incurred tax losses for the year ended December 31, 1998.

At December 31, 1998, income tax loss carryforwards of approximately US$ 24.3 million (US$ 5.2 million at December 31, 1997), were available to apply against income tax liabilities in future years. Under Chilean law, such income tax loss carryforwards never expire.

At March 31, 1999 (unaudited), income tax loss carryforwards were approximately US$ 35.1 million.

Deferred income taxes are summarized as follows:

                                                                            As of December 31,
                                                  As of March 31,       -------------------------
                                                       1999               1998              1997
                                                  ---------------       --------           ------
                                                   (Unaudited)
Assets:
Provisions                                           $    132           $     71           $   --
Tax loss carryforwards                                  5,259              3,649              785
Allowance for income tax loss carryforwards            (5,391)            (3,720)            (655)
                                                     --------           --------           ------
        Deferred income tax assets                         --                 --              130
                                                     --------           --------           ------
Liabilities:
Other                                                      --                 --             (130)
                                                     --------           --------           ------
        Deferred income tax liabilities                    --                 --             (130)
                                                     --------           --------           ------
        Net deferred income taxes                    $     --           $     --           $   --
                                                     ========           ========           ======

Because the Company has only recently begun commercial operations and has no history of generating taxable income against which tax loss carryforwards would be applied, an allowance was recorded at December 31, 1998 with respect to those tax loss carryforwards which, based on the weight of available evidence, are not likely to be realized.

NOTE 11 - SHAREHOLDERS' EQUITY

a) Authorized capital

Authorized capital stock of the Company is comprised of 8,400,000 Series A preferred shares and 8,400,000 Series B ordinary shares. Inversiones holds all the outstanding preferred shares whereas Chilesat holds all the ordinary shares. The preference with respect to the preferred shares consists of the right to be paid before any other series of shares in the event of liquidation of the Company up to the amount of the stated value of the preferred shares. The preference has a duration of 6 years as from April 10, 1997, after which all shareholders shall have equal rights with respect to the liquidation of the Company.

b) Dividends

Chilean law permits the payment of dividends only in Chilean pesos and these are limited to the retained earnings balances in the Company's statutory financial statements at each calendar year end. As the Company has an accumulated deficit at December 31, 1998 and 1997 in its statutory financial statements, it is prohibited from declaring and paying dividends until such time that it generates sufficient retained earnings.

c) Capital increase

Pursuant to the terms of the Shareholders' Agreement, Inversiones agreed to subscribe for 8,400,000 Series A preferred shares in exchange for its cash contribution of US$ 42 million and Chilesat agreed to subscribe for 8,400,000 Series B ordinary shares for its contribution of a contract for the right to use a part of Chilesat's network and signal distribution services, the PCS license and certain net assets. Inversiones contributed the funds into an escrow account on March 3, 1997 and a receivable balance for share subscriptions was recorded. With the exception of US$ 1.5 million of funds made available to the Company, the funds were not to be distributed to it until official publication of the awarding of the PCS license. The awarding of the PCS license was published and the Company received the funds in June, 1997, at which time the share subscription receivable was settled. An independent valuation of the contract for the right to use a part of Chilesat's network and signal distribution services was undertaken and the appraised valued is being systematically recognized as capital contributions on a straight-line basis over the remaining life of the contract commencing on September 20, 1998, the date operations began. Other capital contributions in 1998 amounted to US$ 493,000 (none in 1997).

At the Extraordinary Meeting held on June 24, 1998, the shareholders agreed to an increase in the Company's capital from Ch$ 26.638 million (US$ 56.4 million) divided into 8,400,000 Series A preferred shares and 8,400,000 Series B common shares, to Ch$ 44.498 million (US$ 94.2 million) divided into 8,400,000 Series A preferred shares and 16,000,000 Series B common shares, with no par value, which will be offered to existing shareholders in proportion to their shareholdings, and which must be totally subscribed and paid within a period of three years from the date of the meeting.

Should Telex-Chile S.A. and Chilesat S.A. not subscribe their proportion of the new issue, they will cede their subscription rights to Inversiones.

At their Extraordinary meeting held on December 30, 1998, the shareholders agreed to increase the company's capital by the equivalent in Chilean pesos of US$ 254 million by the issue of 32,987,013 Series B common shares to be subscribed and paid, within a maximum period of three years, at a price equivalent to US$ 7.70 per share on the date of payment. On agreeing to issue the shares, the Board of Directors must set the price for their subscription and payment at an amount equivalent to the US$ 7.70 per share mentioned previously plus a restatement of 10% per annum, or 5% per quarter, for the period elapsed between this date and the date of payment. The excess over the US$ 7.70 per share is to be credited to the "Share Premium Account".

d) Call and put options

As part of an amendment to the Shareholders' Agreement, Chilesat and Inversiones, each have an option to require the issuance by the Company of shares of common stock at the Exercise Price to be subscribed by Chilesat and Inversiones in proportion to their holdings in the capital stock of the Company. This option may be exercised for common stock with an aggregate value at the Exercise Price of up to US$ 35 million. The Exercise Price shall be determined as of the exercise date and shall be the sum of (i) $5.00 per share plus (ii) 10% per annum plus an increasing premium on the original $5.00 price thereof equal to 5% additional for each quarter after the calendar quarter ending June 30, 1997. The option expires upon the exercise of the conversion rights
(Note 8c).

If either Chilesat or Inversiones do not subscribe the shares of stock to which it is entitled as a result of the exercise of the capital call option, it shall be subject to dilution. Such shares of common stock as are not exercised by Chilesat or Inversiones shall be subject to subscription at the Exercise Price by the other party (or such third party investor as a party may propose), subject to the non-subscribing party's written consent, which may not be unreasonably withheld and which may not be withheld with the purpose of preventing the capital increase.

If Chilesat answers such capital call by making a cash capital contribution to the Company of not less than fifty percent of the balance due on the convertible loans on or before January 31, 1999, Inversiones will make its portion of the capital call by converting fifty percent of the balance due on the convertible loans into capital equity of the Company at the same price as paid by Chilesat for equity in the capital call.

Inversiones has an option to sell its preferred shares to Chilesat in the event that the Company is no longer using Qualcomm technology in its mobile PCS telephone system

NOTE 12 - FAIR VALUE

The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1998 and 1997, when the estimate of such value is practicable:

- Cash and cash equivalents, recoverable taxes and accrued liabilities and withholdings have been stated at carrying value which is equivalent to fair value.

- The fair values of the note payable to related company and other long-term liabilities were based on interest rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of the note payable to related company approximates fair value because the terms of the loan agreement require that the stated rate of interest be periodically adjusted to the market rate.

The estimated fair value of the Company's financial instruments are summarized as follows:

                                                  At March 31, 1999            At December 31, 1998           At December 31, 1997
                                              -------------------------      ------------------------      -------------------------
                                               Carrying                      Carrying                      Carrying
                                                amounts      Fair value       amounts      Fair value       amounts       Fair value
                                              -----------    ----------      --------      ----------      --------       ----------
                                              (Unaudited)
Assets:
    Cash and cash equivalents                   $ 1,058        $ 1,058        $   942        $   942        $24,875        $24,875
    Recoverable taxes                             3,308          3,308          6,480          6,480          6,228          6,228
                                                -------        -------        -------        -------        -------        -------
           Total                                $ 4,366        $ 4,366        $ 7,422        $ 7,422        $31,103        $31,103
                                                =======        =======        =======        =======        =======        =======
Liabilities:
    Accrued liabilities and
      withholdings                              $   911        $   911        $ 2,160        $ 2,160        $   960        $   960
    Note payable                                 43,326         43,326             --             --             --             --
    Note payable to related company                  --             --         49,807         49,807         23,655         23,655
    Other long-term liabilities                   8,491          6,121          8,496          6,013          4,579          3,117
                                                -------        -------        -------        -------        -------        -------
           Total                                $52,728        $50,358        $60,463        $57,980        $29,194        $27,732
                                                =======        =======        =======        =======        =======        =======

NOTE 13 - COMMITMENTS AND CONTINGENCIES

a) Operating leases

At December 31, 1998, the Company had entered into operating leases relating to the rental of sites for towers and antennas required for the operation of its mobile PCS telephone system. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

1999                                                                     $1,068
2000                                                                      1,066
2001                                                                      1,082
2002                                                                      1,063
2003                                                                      1,040
2004 to 2008                                                              3,457
2009                                                                        526
                                                                         ------
           Total                                                         $9,302
                                                                         ======

Rental expense for the year ended December 31, 1998 was US$ 602,000 (US$ 91,000 in 1997). Rental expense for the three months ended March 31, 1999 (unaudited) was US$ 267,000.

b) Security for debt

The Company has pledged it PCS license as security against the notes payable to Qualcomm Incorporated.

Telex-Chile S.A. and Chilesat S.A. have pledged 83,920 and 8,316,080 Series B common shares of the Company, respectively, as security for 50% of the notes payable to Qualcomm Incorporated.

NOTE 14 - SUBSEQUENT EVENTS

     a) On February 15, 1999, Inversiones communicated to the Company that it had incurred an Event of Default as a result of its failure to repay a US$ 20.3 million short-term Working Capital Loan plus interest accrued thereon granted on June 24, 1998 (Note 8) and noncompliance with certain loan covenants. At the time of granting the loan, Inversiones subscribed to a capital increase and reserved its right to capitalize the loan, an option that, in addition to other potential actions to obtain repayment, is still open.

     Similarly, on February 15, 1999, Leap Wireless International, Inc. informed both the Company and Telex-Chile S.A. that the former has incurred an Event of Default with respect to the Deferred Payment Agreement, as a result of which the amount of US$ 14.7 million plus interest accrued thereon is due and payable. Telex-Chile S.A. is guarantor of 50% of this amount. As in the previous case, the creditor has an option to capitalize this debt or to pursue payment through other means.

     b) Subsequently on March 2, 1999, Leap Wireless International, Inc. and Inversiones indicated their withdrawal of the above-mentioned communications reserving the right to notify the defaults again in the future. On March 16, 1999, Leap Wireless International, Inc. and Inversiones communicated defaults on the short-term Working Capital Loan of US$ 20.3 million plus interest accrued thereon and the Deferred Payment Agreement of US$ 14.7 million plus interest accrued thereon on the same terms as expressed above.

     c) (Unaudited) On April 12, 1999, an agreement was entered into between the shareholders whereby Chilesat sold its ownership interest in the Company to Inversiones for US$ 28 million in cash and US$ 22 million, three year, non-interest bearing debt. On April 19, 1999, the Company agreed to pay Inversiones' obligation to Chilesat S.A. and, in return, the Company was relieved of the obligation to pay certain amounts to Inversiones.

                        LEAP WIRELESS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                         PRO FORMA FINANCIAL STATEMENTS

      The Pro Forma Financial Statements are based on the historical consolidated financial statements of Leap Wireless International, Inc. and its subsidiaries ("Leap" or the "Company") as of February 28, 1999 and for the six months then ended and for the year ended August 31, 1998, adjusted to give effect to the Company's acquisition of 50% of the shares of Chilesat Telefonia Personal S.A. ("Chilesat PCS") on April 19, 1999. As a result of the acquisition of the 50% of the shares of Chilesat PCS on April 19, 1999, the Company now owns 100% of the outstanding shares of Chilesat PCS.

      The Pro Forma Statements of Operations for the six months ended February 28, 1999 and the year ended August 31, 1998 give effect to the acquisition of the remaining 50% interest in Chilesat PCS as if it had occurred as of September 1, 1997. The Pro Forma Financial Statements include the historical results of operations of Chilesat PCS for the six months ended December 31, 1998 and for the year ended June 30, 1998, a two-month lag from Leap. The acquisition and related adjustments are described in the accompanying notes.

      The Pro Forma Financial Statements are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements are provided for illustrative purposes only and do not purport to represent what the Company's results of operations or financial condition would actually have been had the acquisition of Chilesat PCS in fact occurred on such date or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements of the Company and Chilesat PCS.

                        LEAP WIRELESS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        SIX MONTHS ENDED FEBRUARY 28, 1999
                                                         -----------------------------------------------------------------
                                                                                           PRO FORMA
                                                            LEAP           CHILESAT       ADJUSTMENTS             LEAP
                                                         HISTORICAL          PCS           RELATED TO         CONSOLIDATED
                                                         (RESTATED)       HISTORICAL      CHILESAT PCS          PRO FORMA
                                                         ----------       ----------      ------------        ------------
Operating revenues                                        $     --         $  1,284         $     --            $  1,284
                                                          --------         --------         --------            --------
Operating expenses:
Cost of operating revenues                                      --           (1,570)             493 (1)          (1,077)
Selling, general & administrative expenses                  (8,283)          (7,158)              --             (15,441)
Depreciation and amortization                                 (266)          (3,747)            (854)(1)          (4,867)
                                                          --------         --------         --------            --------
  Total operating expenses                                  (8,549)         (12,475)            (361)            (21,385)
                                                          --------         --------         --------            --------
  Net operating loss                                        (8,549)         (11,191)            (361)            (20,101)

Equity in net loss of unconsolidated
    wireless operating companies                           (38,260)              --            8,340 (2)         (29,920)
Interest income                                              5,379              337           (2,407)(3)           3,309
Interest expense                                            (1,913)          (3,295)            (859)(3)          (6,067)
Currency exchange losses                                        --           (1,550)              --              (1,550)
Other income (expense) - net                                    --             (362)              --                (362)
                                                          --------         --------         --------            --------
   Net loss                                               $(43,343)        $(16,061)        $  4,713            $(54,691)
                                                          ========         ========         ========            ========
Unaudited pro forma basic and diluted
     net loss per common share                            $  (2.45)                                             $  (3.09)
                                                          ========                                              ========
Shares used to calculate unaudited pro forma basic
     and diluted net loss per common share                  17,717                                                17,717
                                                          ========                                              ========

                See Notes to the Pro Forma Financial Statements.

                        LEAP WIRELESS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED AUGUST 31, 1998
                                                    ----------------------------------------------------------------
                                                                                     PRO FORMA
                                                       LEAP           CHILESAT      ADJUSTMENTS             LEAP
                                                    HISTORICAL          PCS          RELATED TO         CONSOLIDATED
                                                    (RESTATED)       HISTORICAL     CHILESAT PCS          PRO FORMA
                                                    ----------       ----------     ------------        ------------
Operating revenues                                   $     --         $     --         $     --            $     --
                                                     --------         --------         --------            --------
Operating expenses:
Cost of operating revenues                                 --               --               --                  --
Selling, general & administrative expenses            (23,888)          (4,380)              --             (28,268)
Depreciation and amortization                              --               --               --                  --
                                                     --------         --------         --------            --------
  Total operating expenses                            (23,888)          (4,380)              --             (28,268)
                                                     --------         --------         --------            --------
  Net operating loss                                  (23,888)          (4,380)              --             (28,268)

Equity in net loss of unconsolidated
    wireless operating companies                      (23,688)              --            3,148 (2)         (20,540)
Interest income                                           843            2,110             (428)(3)           2,525
Interest expense                                           --             (239)          (5,126)(3)          (5,365)
Currency exchange losses                                   --           (3,970)              --              (3,970)
Other income (expense) - net                               --              (56)              --                 (56)
                                                     --------         --------         --------            --------
   Net loss                                          $(46,733)        $ (6,535)        $ (2,406)           $(55,674)
                                                     ========         ========         ========            ========
Unaudited pro forma basic and diluted net loss
     per common share                                $  (2.65)                                             $  (3.15)
                                                     ========                                              ========

Shares used to calculate unaudited pro forma
     basic and diluted net loss per common share       17,648                                                17,648
                                                     ========                                              ========

                See Notes to the Pro Forma Financial Statements.

                        LEAP WIRELESS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                        UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                                                  AS OF FEBRUARY 28, 1999
                                            ------------------------------------------------------------------
                                                                               PRO FORMA
                                               LEAP                           ADJUSTMENTS             LEAP
                                            HISTORICAL      CHILESAT PCS       RELATED TO         CONSOLIDATED
                                            (RESTATED)       HISTORICAL       CHILESAT PCS          PRO FORMA
                                            ----------      ------------      ------------        ------------
ASSETS
Current Assets:
   Cash and cash equivalents                $   6,072         $     942         $     --            $   7,014
                                            ---------         ---------         --------            ---------
   Other current assets                           344            12,829               --               13,173
       Total current assets                     6,416            13,771               --               20,187

Property and equipment - net                    2,733           124,800               --              127,533
Investments in unconsolidated
    wireless operating companies              177,209                --          (28,205)(7)          149,004
Loans receivable from unconsolidated
    wireless operating company                 37,422                --          (37,422)(4)               --
Intangible assets                                  --                --           54,417 (5)           54,417
Other assets                                   12,906               712              775 (4)           14,393
                                            ---------         ---------         --------            ---------
      Total assets                          $ 236,686         $ 139,283         $(10,435)           $ 365,534
                                            =========         =========         ========            =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued
       liabilities                          $   4,022         $   1,804         $     --            $   5,826
   Notes payable                                   --            59,529          (36,647)(4)           22,882
   Loans payable to banks                      16,201             2,160               --               18,361
                                            ---------         ---------         --------            ---------
       Total current liabilities               20,223            63,493          (36,647)              47,069
   Long-term debt                              20,636            49,807           43,699 (6)          114,142
   Other liabilities                              606             8,496               --                9,102
                                            ---------         ---------         --------            ---------
       Total liabilities                       41,465           121,796            7,052              170,313
                                            ---------         ---------         --------            ---------
Stockholders' equity:
Preferred stock                                    --            42,000          (42,000)(7)               --
Common stock                                        2             1,964           (1,964)(7)                2
Additional paid-in-capital                    293,359               493             (493)(7)          293,359
Deficit accumulated during the
    development stage                         (95,626)          (21,943)          21,943 (7)          (95,626)
Accumulated other comprehensive
    income (loss)                              (2,514)           (5,027)           5,027 (7)           (2,514)
                                            ---------         ---------         --------            ---------
       Total stockholders' equity             195,221            17,487          (17,487)             195,221
                                            ---------         ---------         --------            ---------
       Total liabilities and
           stockholders' equity             $ 236,686         $ 139,283         $(10,435)           $ 365,534
                                            =========         =========         ========            =========

                See Notes to the Pro Forma Financial Statements.

                        LEAP WIRELESS INTERNATIONAL, INC.
                          (A DEVELOPMENT STAGE COMPANY)

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS.

NOTE 1. BASIS OF PRESENTATION

      On September 23, 1998, QUALCOMM Incorporated ("QUALCOMM") distributed all of the outstanding Common Stock of the Company to QUALCOMM's stockholders (the "Distribution"). The historical consolidated financial statements of the Company, which have been used to prepare the Pro Forma Financial Statements, reflect periods during which the Company did not operate as a separate, independent company, and certain assumptions have been made in preparing such statements. Therefore, such Pro Forma Financial Statements may not reflect the results of operations that would have been achieved had the Company been a separate, independent company for all periods presented.

      On April 19, 1999, a wholly owned subsidiary of Leap acquired all of the shares of Chilesat PCS that it did not already own from Telex-Chile S.A. and its operating affiliate, Chilesat S.A. (collectively "Telex-Chile"). Chilesat PCS, a Chilean corporation that holds a license to offer wireless telephone services, has deployed and is operating a nationwide wireless telephone system in Chile. Prior to the acquisition, the Company's wholly owned subsidiary, Inversiones Leap Wireless Chile S.A. ("Inversiones"), owned 50% of the shares of Chilesat PCS.

      Inversiones acquired the remaining 50% of the shares of Chilesat PCS from Telex-Chile for $28 million in cash and a $22 million, non-interest bearing note payable to Telex-Chile due on April 19, 2002. Chilesat PCS agreed to pay Inversiones' note payable to Telex-Chile and, in return, Chilesat PCS was relieved of the obligation to pay certain amounts to Inversiones. The present value of the $22 million non-interest bearing note payable to Telex-Chile is $15.7 million. Therefore, the total purchase price for financial reporting purposes is $43.7 million. The Company obtained $28 million for the cash payment to Telex-Chile through a loan under the Company's credit facility with QUALCOMM.

      The pro forma financial statements reflect the application of the purchase method of accounting for the acquisition of all the shares of Chilesat PCS that the Company did not already own. The purchase method of accounting requires the purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition of which approximately $35 million has been allocated to intangible assets, principally related to licenses and telecommunications network systems. The Company has previously accounted for its initial 50% interest in Chilesat PCS under the equity method.

      To accommodate the different fiscal periods of the Company and its operating companies, including Chilesat PCS, the Company has adopted a two-month lag for the recognition of the Company's share of net earnings or losses of such investments. Estimates of the fair values of Chilesat PCS's assets and liabilities as of December 31, 1998 have been used in the preliminary purchase price allocation.

      The historical financial statements of Chilesat PCS have been converted to U.S. dollars using the period end exchange rate for the assets and liabilities, historical exchange rates for stockholders' equity and the average exchange rate for the statements of operations for the respective periods. In addition, certain reclassifications have been made to the historical consolidated financial statements of Leap to conform to the pro-forma financial statement presentation.

NOTE 2. ACCOUNTING CHANGE

      In the third quarter of fiscal 1999, the Company adopted the equity method of accounting for its existing investment in a United States telecommunications operator. Under generally accepted accounting principles, a change from the cost method to the equity method of accounting requires retroactive adjustment to all prior period financial statements. Accordingly, the Leap historical financial statements presented in these Pro Forma Financial Statements have been restated to give effect to this accounting change.

NOTE 3. PRO FORMA ADJUSTMENTS RELATED TO CHILESAT PCS

(1) (a) Additional amortization of $0.4 million for the Chilesat PCS license (amortized on a straight-line basis over a 28.7 year remaining expected useful life) resulting from the preliminary purchase price allocation and
       (b) reclassification of amortization of the telecommunications network system of $0.5 million (amortized on a straight-line basis over a 11.5 year expected useful life) from cost of operating revenues to depreciation and amortization. Consistent with the application of generally accepted accounting principles applied to the historical financial statements of Chilesat PCS, amortization of the license and telecommunications network system began in September 1998 when commercial telecommunications traffic commenced.

(2) Elimination of the Company's share of the net loss of Chilesat PCS for the relevant period previously recognized under the equity method of accounting.

(3) (a) Elimination of interest income recorded by Leap on inter-company loans advanced to Chilesat PCS, (b) elimination of interest expense recorded by Chilesat PCS on inter-company loans advanced by Leap to Chilesat PCS, (c) additional interest expense for the periods reflecting $28.0 million of borrowings by the Company under its credit facility with QUALCOMM to fund the cash portion of the purchase price and (d) additional imputed interest expense on the $22.0 million, non-interest bearing three-year note payable to Telex-Chile, calculated using an imputed interest rate of 11.73% commencing September 1, 1997.

(4) Elimination of inter-company loans receivable and payable with Chilesat PCS, net of $0.8 million of loans receivable from Chilesat PCS not eliminated due to the two month lag in reporting Chilesat PCS's results.

(5) To record estimated fair value of telecommunications network system and licenses of $17.8 million and $36.6 million, respectively, in connection with the preliminary purchase price allocation for Chilesat PCS.

(6) To record (a) $28.0 million of borrowings by the Company under its credit facility with QUALCOMM; and (b) $15.7 million, representing the estimated present value (calculated using an imputed interest rate of 11.73%) of the $22.0 million non-interest bearing note payable to Telex-Chile by Chilesat PCS, due April 19, 2002, for the acquisition of Chilesat PCS.

(7) Elimination of Leap's investment in and stockholders' equity of Chilesat PCS upon consolidation with Leap.